Scarsdale Equities llc

Member Finra, sipc

30 rockefeller plaza

Suite 4250

New york, ny 10112

Tel +1 212 433-1375      fax +1 212 969-9013

October 31, 2007

PRIVATE AND CONFIDENTIAL

Famous Uncle Al’s Hot Dogs & Grille, Inc.
100 Mill Plain Road
Danbury, CT 06811
Attention: Paul Esposito

Re:

Consulting Agreement

Dear Mr. Esposito:

This letter agreement (this “Agreement”) confirms our understanding that Famous Uncle Al’s Hot Dogs & Grille, Inc. and its subsidiaries (the “Company”) has engaged Scarsdale Equities LLC (“Consultant”) to act as its consultant and financial advisor.  The parties hereto agree that the services to be provided hereunder by Consultant will be rendered primarily by N. Scott Fine.

1.

Retention

The Company hereby retains Consultant as the Company’s consultant and financial advisor for the term of this Agreement.  Subject to the terms and conditions of this Agreement, Consultant accepts this retention.  Consultant agrees that in its capacity hereunder, it will use its commercially reasonable best efforts, consistent with its business judgment, to provide the services to the Company set forth herein.

2.

Services

The services to be performed by Consultant shall include:

(a)

Familiarizing itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

(b)

Advising the Company with respect to its business plan and strategy;

(c)

Advising the Company as to appropriate structure, terms and conditions to be included in any debt or equity securities offerings or other financing transactions as well as merger and acquisition services as appropriate from time to time;

(d)

Identifying potential strategic partners; and

(e)

Reviewing the Company’s presentation and marketing materials and other materials used to present the Company to the investment community.

3.

Fee Structure

(a)

Fee.  As compensation for entering into this Agreement, the Company will issue to Consultant or its designees Common Stock purchase warrants exercisable to purchase two million (2,000,000) shares of common stock of the Company.  The warrants will be exercisable immediately at an exercise price of $.40 per share.  The warrants will be exercisable for seven years from the date of issuance and will contain cashless exercise provisions.  The holder of the warrants will be granted piggyback registration rights.

(b)

Expenses.  The Company shall reimburse Consultant for all normal business expenses (including fees and expenses of its counsel and any other independent experts retained by Consultant) reasonably incurred by it in connection with the services provided under this Agreement.  Such reimbursement will be payable promptly upon submission by Consultant of statements to the Company.

4.

Term

The term of this Agreement shall, except as otherwise mutually agreed, be for a period of two years from the date this Agreement is executed.

5.

Information

The Company will furnish to Consultant on a timely basis, and in a satisfactory format and detail, such data and information as Consultant may reasonably request.  The Company represents and warrants that such data and information is or will be accurate and complete in all material respects.  The Company acknowledges that Consultant is relying, without independent verification, on the accuracy and completeness of all information furnished to Consultant as well as information available from public sources and other sources deemed reliable by Consultant.

6.

Confidentiality

Consultant agrees to keep non-public information about the Company confidential so long as it remains non-public, unless disclosure is required by law or requested by any governmental or regulatory agency or body (and if so required shall promptly notify the Company), and will not make any use thereof, except in connection with its services hereunder.

The Company agrees that all advice given by Consultant in connection with its engagement hereunder is for the benefit and use of the Company in considering the matter or transaction to which such advice relates, and the Company agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Consultant be made without Consultant’s prior written consent, which consent shall not be unreasonably withheld.

7.

Indemnification

The Company agrees to indemnify and hold harmless Consultant and its affiliates, (and their respective control persons, directors, officers, agents and sub-agents), (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, claims, damages, expenses or liabilities resulting from, relating to, or arising out of action taken or omitted to be taken by the Company in connection with the engagement of Consultant hereunder.  In addition, with respect to claims for indemnification hereunder, the Company agrees to reimburse each Indemnified Party for all reasonable out-of-pocket and direct expenses (including reasonable fees and expenses of counsel) as they are incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Party is named a party.

Notwithstanding the foregoing, the Company shall not be liable to an Indemnified Party in respect to any loss, claim, damage, liability or expense to the extent the same is determined, in a final judgment by a court of competent jurisdiction, to have resulted primarily and directly from the gross material negligence or willful misconduct of such Indemnified Party.

In the event of the assertion against Consultant of any claim or the commencement of any action or proceeding, the Company shall be entitled to participate in such action or proceeding, and in the investigation of such claim, and after written notice to Consultant, to assume the investigation or defense of such claim, action or proceeding with counsel of the Company’s choice at the Company’s expense; provided however, that such counsel shall be reasonably satisfactory to Consultant.  Notwithstanding the Company’s election to assume the defense or investigation of such claim, action or proceeding, Consultant shall have the right to employ separate counsel (and local counsel, if necessary) and to participate in the defense or investigation of such claim, action or proceeding, and the Company shall advance and bear the expense (including reasonable fees and disbursements) of such separate counsel.  In the event that the Company shall have assumed the defense or investigation of any claim, action or proceeding, the Company may not settle any such claim, action or proceeding without the written consent of any Indemnified Party named as defendant therein.

If for any reason the foregoing indemnification is unavailable to Consultant or is insufficient to hold it harmless as contemplated herein then the Company shall contribute to the amount paid or payable by the Indemnified Party as result of such loss, claim, liability or expense in such proportion as it appropriate to reflect not only the relative benefits received by the Company and its affiliates, on the one hand, and the Indemnified Party, on the other hand, but also the relative fault of the Company and its affiliates and Consultant, as the case may be, as well as any other relevant equitable considerations.

8.

Governing Law

This Agreement will be deemed made in New York and will be exclusively governed by the laws of the State of New York without regard to the conflict of law principles contained therein. Any dispute arising hereunder, if not settled by mutual agreement, shall be settled by arbitration. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association by a single arbitrator appointed in accordance with such rules. Arbitration shall take place in New York, New York.  The Company irrevocably submits to the jurisdiction of any court of the State of New York, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company.  Each of the Company and Consultant hereby knowingly, voluntarily and irrevocably waive any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby.

9.

Independent Contractor.

The Company acknowledges and agrees that (a) Consultant will act as an independent contractor and is being retained solely to assist the Company in corporate finance matters; and (b) Consultant is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equity holders or creditors of the Company, affiliates of the Company or any other Person by virtue of this Agreement and the retention of Consultant hereunder, all of which duties and liabilities are hereby expressly waived. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder.  The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

10.

Survival

The fee, expense reimbursement and indemnification obligations of the parties contained herein shall survive the termination of this Agreement for any reason.

11.

Notice

Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to (a) Famous Uncle Al’s Hot Dogs & Grille Inc., 100 Mill Plain Road, Danbury, CT 06811, Attention: Paul Esposito; and (b) N. Scott Fine, c/o Scarsdale Equities LLC, 30 Rockefeller Plaza, New York, New York 10112.

12.

Sole and Entire Agreement; Binding Effect

This Agreement is the sole and entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties.  No modification of this Agreement shall be binding unless agreed to in writing by the Company and Consultant.  This Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto provided that neither this Agreement nor any of the rights, undertakings or obligations hereunder may be assigned by either party without the prior written consent of the other party.

Kindly indicate your assent to the terms and conditions of our understanding by signing this Agreement, whereupon this Agreement shall constitute a binding contract between the Company and Consultant.  Please return one copy of this Agreement (the other copy of which is for your files) to Consultant.

Very truly yours,

SCARSDALE EQUITIES LLC

By /s/   N. Scott Fine

N. Scott Fine

The foregoing has been read, understood and approved, and the undersigned does hereby agree to retain Consultant upon the terms and conditions contained herein.  By execution hereof, the undersigned represents full power and authority to bind Famous Uncle Al’s Hot Dogs & Grille, Inc. to the terms and conditions hereof.

Agreed and accepted this 31st day of October, 2007:

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC.

By

/s/   Paul Esposito

Paul Esposito